GENERAL POWER OF ATTORNEY

BE IT ACKNOWLEDGED, that I Denise B. Throntveit (Trustee) hereby appoint and grant general power of attorney to John W. Bagwell, Trustee as my attorney-in-fact, to act in my name as if I were actually present with full power and authority to do and undertake the following:

1. Execute, accept, undertake, and perform all legal documents on my behalf, that pertains to the JWB Aggressive Growth Fund
2. Initiate, defend, commence or settle legal actions on my behalf that pertains to the JWB Aggressive Growth Fund;
3. Vote (in person or by proxy) any shares or beneficial interest that pertains to the JWB Aggressive Growth Fund;
4. Retain any accountant, attorney or other advisor deemed necessary that pertains to the JWB Aggressive Growth Fund.

This power of attorney may be revoked by Denise B. Throntveit (Trustee) at any time but shall not be affected by Denise B. Throntveit (Trustee) subsequent disability or incompetence. This power of attorney shall automatically be revoked upon death of Denise B. Throntveit (Trustee) provided any person relying on this power of attorney shall have full rights to accept the authority of my attorney-in-fact until actual notice of revocation is received.

            /s/    Denise B. Throntveit                  2-26-97
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Trustee                                               Date


State of                               )
                                       ss:
County of                              )


Sworn to before me by Denise B. Throntveit on 26th day February , 1997



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Notary Public

My Commission Expires:
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